Exhibit 99.1

THE TILE SHOP REPORTS SECOND QUARTER 2016 RESULTS

8.2% Comparable Store Sales Growth

38.8% Operating Income Growth

22.5% Adjusted EBITDA Margin and 22.3% Adjusted EBITDA Growth

Diluted Earnings per Share of $0.13, growth of 44.4%

Non-GAAP Diluted Earnings per Share of $0.14, growth of 55.6%

MINNEAPOLIS – July 19, 2016 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2016.

Net sales grew 11.3% to $84.3 million for the second quarter of 2016 compared with $75.7 million for the second quarter of 2015. The $8.6 million increase in net sales was due to a comparable store sales increase of 8.2%, or $6.2 million in the quarter and incremental net sales of $2.4 million from stores not included in the comparable store base.

“We are pleased to report a second quarter with very strong results for our business” said Chris Homeister, CEO.  “We continue to deliver against our key initiatives and the outcome was another quarter with outstanding sales performance and significant earnings growth. We are eager to build upon our first half accomplishments as we seek to deliver significant growth in sales, operating margins and earnings per share throughout the remainder of 2016 and beyond.”

Gross margin for the second quarter of 2016 was 69.7% compared with 67.8% for the second quarter of 2015. The increased gross margin rate from the prior year was driven primarily by lower net costs related to customer freight and less discounting activity.

Selling, general and administrative costs for the second quarter of 2016 were $47.0 million compared with $42.9 million for the second quarter of 2015. The $4.1 million increase was primarily driven by variable expenses associated with revenue growth and the costs associated with opening and operating new stores.

The Company opened three new stores in the second quarter of 2016.  A sixth store in the greater Philadelphia, PA market in Deptford, NJ, a sixth store in the greater Dallas, TX market in the Dallas Design District and a store in Nanuet, NY.  The Company noted that its last six store openings had capitalized build out costs that were approximately twenty percent lower than the historical $1.4 million investment to build a store. “A significant amount of time and effort has been placed against reducing the capital outlay associated with our new store openings” said Homeister. “Our latest openings give us confidence in building new stores that require a significantly lower average capital investment. This meaningful improvement will benefit our future cash flows and return on capital while providing the same premium shopping experience we have always delivered to our customers”.

The Company also noted its store in Coon Rapids, MN will be relocating within the Twin Cities market in the third quarter. As of today, the Company operates 117 stores in 31 states.

For the six months ended June 30, 2016, net sales grew 13.7% from $148.7 million in 2015 to $169.0 million in 2016. Comparable store sales for the six month period increased 10.6%.

The Company also announced today the introduction of a digital Design Studio capability in all stores and online.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the second quarter of 2016 was $7.1 million compared with $4.8 million for the second quarter of 2015.  Non-GAAP diluted earnings per share for the second quarter of 2016 were $0.14 compared with $0.09 for the second quarter of 2015, representing 55.6% growth. See the “Non-GAAP Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP pre-tax and net income.

Non-GAAP Income Reconciliation

	Three Months Ended
	June 30, 2016			June 30, 2015
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$11,297	$6,849	$0.13	$7,677	$4,490	$0.09
Special charges:
Litigation costs	405	246	0.00	276	161	0.00
Write-off of debt issuance costs	-	-	-	194	113	0.00
Non-GAAP income(1)	$11,702	$7,095	$0.14	$8,147	$4,765	$0.09

(1) Amounts may not foot due to rounding.

	Six Months Ended
	June 30, 2016			June 30, 2015
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$22,514	$13,607	$0.26	$14,098	$8,149	$0.16
Special charges:
Litigation costs	1,102	666	0.01	790	456	0.01
Write-off of debt issuance costs	-	-	-	194	112	0.00
Non-GAAP income(1)	$23,616	$14,273	$0.28	$15,082	$8,717	$0.17

(1) Amounts may not foot due to rounding.

Adjusted EBITDA for the second quarter of 2016 was $19.0 million compared with $15.5 million for the second quarter of 2015, representing 22.3% growth. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended		Six Months Ended
($ in thousands)	June 30,		June 30,
	2016	2015	2016	2015
GAAP net income	$6,849	$4,490	$13,607	$8,149
Interest expense	449	795	1,019	1,598
Income taxes	4,448	3,187	8,907	5,949
Depreciation and amortization	5,613	5,444	11,184	11,093
Special charges	405	276	1,102	790
Stock-based compensation	1,235	1,338	2,464	2,643
Adjusted EBITDA	$18,999	$15,530	$38,283	$30,222

Financial Guidance

The Company is providing updated expectations for full year 2016 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2016 the Company expects:

($ in millions, except per share data)	2016	2015
Net Sales	$322 - $329	$293.0
Comparable Store Sales Change	mid to high single digits	7.4%
Gross Margin % of Net Sales	approx. 70%	69.5%
Depreciation & Amortization	approx. $23	$22.2
Stock Based Compensation	approx. $5	$5.5
Effective Tax Rate	approx. 40%	41%
Special Charges	approx. $2	$1.3
Non-GAAP Earnings Per Share	$0.41 - $0.45	$0.32
Adjusted EBITDA	$66 - $69	$58.4
Fully Diluted Shares Outstanding	approx. 52 million	51.3 million
New stores	10 to 12	7
Capital Expenditures	approx. $30	$19

See the “Non-GAAP Income Guidance Reconciliation” table and the “Adjusted EBITDA Guidance Reconciliation” table on the final page of this release for a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, July 19, 2016. Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays. The Tile Shop currently operates 117 stores in 31 states, with an average size of 21,600 square feet and sells products online at www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges related to litigation, primarily shareholder litigation.  Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges related to litigation costs, primarily shareholder litigation, and losses incurred in connection with the renegotiation of debt, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and our board of directors.  We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$13,407	$10,330
Restricted cash	210	219
Trade receivables, net	2,853	1,966
Inventories	63,132	69,878
Prepaid inventory	337	568
Income tax receivable	1,214	735
Other current assets, net(1)	2,637	3,557
Total Current Assets	83,790	87,253
Property, plant and equipment, net	135,781	135,115
Deferred tax assets	20,417	20,846
Other assets(1)	1,677	1,793
Total Assets	$241,665	$245,007

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,795	$14,584
Current portion of long-term debt	4,893	4,744
Income tax payable	1,556	1,101
Other accrued liabilities(1)	22,241	19,327
Total Current Liabilities	44,485	39,756
Long-term debt, net(1)	24,904	51,178
Capital lease obligation, net	751	797
Deferred rent	36,408	34,983
Other long-term liabilities	3,527	3,092
Total Liabilities	110,075	129,806

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,509,738 and 51,437,973 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	182,981	180,192
Accumulated deficit	(51,378)	(64,985)
Accumulated other comprehensive (loss) income	(18)	(11)
Total Stockholders' Equity	131,590	115,201
Total Liabilities and Stockholders' Equity	$241,665	$245,007

(1) In the first quarter of 2016, the Company adopted changes issued by the Financial Accounting Standards Board involving the presentation of debt issuance costs. Under the new standard, debt issuance costs are to be presented on the entity's balance sheet as a direct deduction from the carrying value of the related debt liability. The Company applied the guidance on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet has been updated to conform to the June 30, 2016 presentation. As a result, $0.4 million of debt issuance costs (previously reported in Other current assets and other assets) were reclassified to Other accrued liabilities, net in the December 31, 2015 Consolidated Balance Sheet.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$84,270	$75,706	$168,984	$148,669
Cost of sales	25,571	24,413	50,580	46,405
Gross profit	58,699	51,293	118,404	102,264
Selling, general and administrative expenses	46,990	42,855	94,939	86,631
Income from operations	11,709	8,438	23,465	15,633
Interest expense	(449)	(795)	(1,019)	(1,598)
Other income	37	34	68	63
Income before income taxes	11,297	7,677	22,514	14,098
Provision income taxes	(4,448)	(3,187)	(8,907)	(5,949)
Net income	$6,849	$4,490	$13,607	$8,149

Earnings per common share:
Basic	$0.13	$0.09	$0.26	$0.16
Diluted	$0.13	$0.09	$0.26	$0.16

Weighted average shares outstanding:
Basic	51,378,485	51,125,985	51,368,826	51,125,605
Diluted	51,937,924	51,388,602	51,821,615	51,212,955

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Gross margin rate	69.7%	67.8%	70.1%	68.8%
SG&A expense rate	55.8%	56.6%	56.2%	58.3%
Income from operations margin rate	13.9%	11.1%	13.9%	10.5%
Adjusted EBITDA margin rate	22.5%	20.5%	22.7%	20.3%

Non-GAAP Income Guidance Reconciliation

	2016 Guidance
	Low End			High End
			Diluted			Diluted
($ in millions, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$34	$21	$0.39	$38	$22	$0.43
Special charges:
Litigation costs	2	1	0.02	2	1	0.02
Non-GAAP income(1)	$36	$22	$0.41	$40	$24	$0.45

(1) Amounts may not foot due to rounding.

Adjusted EBITDA Guidance Reconciliation

	2016 Guidance
($ in millions)	Low End	High End
GAAP Net Income	$21	$22
Interest expense	2	2
Income taxes	14	16
Depreciation and amortization	23	23
Special charges(1)	2	2
Stock based compensation	5	5
Adjusted EBITDA(2)	$66	$69

(1) Litigation costs.

(2) Amounts may not foot due to rounding.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com